HINTO ENERGY, INC.

                          Announces Production Increase

DENVER, CO, April 29, 2014, HINTO ENERGY, INC. (OTCQB: HENI) announces increase in production from its Mason Lakes, Montana oil field. George Harris, the Company's Chief Executive Officer, remarked, "After weather delays resulting from the very severe winter, we are extremely pleased to announce progress in our re-work and production enhancement efforts in the Mason Lake Field in Montana and are now producing between 20 to 25 barrels of oil per day. In early May we will increase pumping capacity of one well by an estimated factor of 5. After evaluating the benefit of this initial pumping upgrade, additional pumping upgrades are expected to be deployed. Although delayed, the anticipated field potential is starting to be realized. The Company expects to see an increase in its production levels during the second quarter at the field and is making progress in meeting field production goals."

The Company is also focusing on re-work efforts at its Cisco holdings in Utah and plans to rework its Natural Buttes gas well. The Company is continuing to evaluate opportunities to expand its well and lease holdings in Montana, Colorado, Utah and Wyoming.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties, with current properties in Utah and Montana encompassing approximately 15,000 acres and 40 wells. The Company is based in Greenwood Village, Colorado.

Notice Regarding Forward-Looking Statements
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This press release may contain  certain  forward-looking  statements  within the
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meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
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21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned
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that such  forward-looking  statements  involve risks and  uncertainties,  which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick, Vice President - Finance
5350 S. Roslyn Road
Greenwood Village, CO 80111
(303) 647-4850
www.hintoenergy.com
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